Exhibit 99.1
ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD REPORTS THIRD
QUARTER 2007 OPERATING RESULTS AND ANNOUNCES INCREASED
QUARTERLY DIVIDEND
PEMBROKE, BERMUDA, November 7, 2007 - Allied World Assurance Company Holdings, Ltd (NYSE: AWH) today reported net income of $109.0 million, or $1.72 per diluted share, for the third quarter 2007 compared to net income of $114.0 million, or $1.89 per diluted share, for the third quarter 2006. Net income for the nine months ended September 30, 2007 was $346.2 million, or $5.51 per diluted share, compared to net income of $314.5 million, or $5.76 per diluted share, for the first nine months of 2006.
The company reported operating income of $112.2 million, or $1.77 per diluted share, for the third quarter 2007 compared to operating income of $122.5 million, or $2.03 per diluted share, for the third quarter 2006. Operating income for the nine months ended September 30, 2007 was $357.9 million, or $5.70 per diluted share, compared to operating income of $338.5 million, or $6.20 per diluted share, for the first nine months of 2006. The decrease in diluted earnings per share amounts reflects the increase in the number of common shares outstanding resulting primarily from the company’s initial public offering in July 2006.
The company’s annualized net income return on average equity for the three and nine months ended September 30, 2007 was 17.5% and 19.4%, respectively. The company’s annualized operating return on average equity for the three and nine months ended September 30, 2007 was 18.0% and 20.0%, respectively.
President and Chief Executive Officer Scott Carmilani commented, “Allied World continues to produce consistent results and to grow shareholders’ book value. Through September, the company has increased diluted book value per share by 19.8%, on an annualized basis. The company has benefited from significantly increasing investment income and from a light catastrophe period.”
Mr. Carmilani continued, “We are in an increasingly challenging marketplace, characterized by increased competition and rate declines in direct insurance business. We continue to put our highest priority on underwriting discipline. At this time, we are being very selective in underwriting business that meets our target risk and return profile.”
Mr. Carmilani added, “However, we will continue to pursue what we believe are good business opportunities and diversify our global operating platforms. Specifically, we are engaging highly talented teams of people and expanding our platform and product offerings in carefully selected markets and geographies in order to pursue the best returns possible.”
Underwriting Results
Gross premiums written for both the three and nine months ended September 30, 2007 in each operating segment were down over the comparable 2006 periods as a result of increasing competition and declining rates for new and renewal business, as well as the non-renewal of business that did not meet our underwriting requirements.
Gross premiums written were $276.3 million in the third quarter 2007, a 23.8% decrease compared to $362.5 million in the third quarter 2006.  Approximately $32.8 million of this decrease was due to the timing of a renewal and estimated premium adjustments in the reinsurance segment.  One large treaty that previously renewed in the third quarter of 2006 was renewed in the second quarter of 2007 for approximately $23.1 million, and there was a reduction in estimated premium adjustments of approximately $9.7 million recorded in the third quarter 2007 as compared to the third quarter 2006.  The adjusted reduction in gross premiums written would have been 15.1% for the third quarter 2007 compared to the third quarter 2006.
For the nine months ended September 30, 2007, gross premiums written totaled $1,245.2 million, a 9.7% decrease compared to $1,378.9 million in the first nine months of 2006.  Of this decrease, approximately $59.6 million was due to a reduction in estimated premium adjustments recorded in the reinsurance segment in the first nine months of 2007 as compared to the first nine months of 2006.  Absent these adjustments, gross premiums written would have been reduced by 5.6% for the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006.
Net premiums written were $219.3 million in the third quarter 2007, a 26.4% decrease compared to $298.0 million in the third quarter 2006. For the nine months ended September 30, 2007, net premiums written totaled $963.7 million, a 12.1% decrease compared to $1,095.9 million in the first nine months of 2006. The decrease in net premiums written reflected the reduction in gross premiums written and the increased utilization of reinsurance in the casualty segment.
Net premiums earned in the third quarter 2007 were $283.7 million, a 10.7% decrease compared to $317.8 million for the third quarter 2006. For the nine months ended September 30, 2007, net premiums earned totaled $873.3 million, a 6.3% decrease from net premiums earned of $932.2 million in the first nine months of 2006.
The combined ratio was 84.1% in the third quarter 2007 compared to 76.9% in third quarter 2006. The loss and loss expense ratio was 61.1% in the third quarter 2007 compared to 56.9% in the third quarter 2006. During the third quarter 2007, the company recorded net favorable reserve development on prior loss years of $28.6 million, a benefit of 10.1 percentage points to the company’s loss and loss expense ratio for this quarter. In the third quarter 2006, the company recorded net favorable reserve development on prior loss years of $38.7 million, a benefit of 12.2 percentage points to the company’s loss and loss expense ratio for that quarter. The combined ratio for the nine months ended September 30, 2007 was 81.2% compared to 80.0% for the first nine months of 2006.

Investment Results
Net investment income in the third quarter 2007 was $76.1 million, an increase of 24.0% over the $61.4 million of net investment income in the third quarter 2006. For the nine months ended September 30, 2007, net investment income was $222.7 million, an increase of 24.9% over the $178.4 million of net investment income in the first nine months of 2006. These increases primarily reflect the growth in the company’s invested asset base driven by positive operating cash flows and increased interest rates.
Net realized investment losses for the three and nine months ended September 30, 2007 were $4.2 million and $12.2 million, respectively. During the three and nine months ended September 30, 2007, the company recorded write-downs of approximately $25.4 million and $37.7 million, respectively, related to declines in market value of securities in our available for sale portfolio that were considered to be other than temporary. Net realized losses for both the three and nine months ended September 30, 2007 included a write down of $23.9 million for our investment in the Goldman Sachs Global Alpha Hedge Fund PLC. Offsetting these net realized investment losses for the three and nine months ended September 30, 2007, the company recorded net realized gains from the sale of securities of $21.2 million and $25.5 million, respectively.
Shareholders’ Equity
As of September 30, 2007, shareholders’ equity was $2.6 billion compared to $2.2 billion reported as of December 31, 2006. Diluted book value per share was $40.50 as of September 30, 2007 compared to $35.26 as of December 31, 2006.
Quarterly Dividend
Allied World’s board of directors has declared a quarterly dividend of $0.18 per common share, a 20% increase over the $0.15 per share dividend declared last quarter. The dividend will be payable on December 20, 2007 to shareholders of record as of the close of business on December 4, 2007.
Conference Call
Allied World will host a conference call on Thursday, November 8, 2007 at 8:30 a.m. (Eastern Time) to discuss its third quarter financial results. The public may access a live webcast of the conference call at the “Investor Relations” section of the company’s website at www.awac.com. In addition, the conference call can be accessed by dialing (866) 825-3308 (U.S. and Canada callers) or (617) 213-8062 (international callers) and entering the passcode 30306753 approximately ten minutes prior to the call.
Following the conclusion of the presentation, a replay of the call will be available through Thursday, November 22, 2007 by dialing (888) 286-8010 (U.S. and Canada callers) or (617) 801-6888 (international callers) and entering the passcode 74463683. In addition, the webcast will remain available online through Thursday, November 22, 2007 at www.awac.com.

Financial Supplement
A financial supplement relating to the third quarter 2007 will be available at the “Investor Relations” section of the company’s website at www.awac.com.
Non-GAAP Financial Measures
In presenting the company’s results, management has included and discussed in this press release certain non-GAAP financial measures within the meaning of Regulation G as promulgated by the U.S. Securities and Exchange Commission. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the company’s results of operations in a manner that allows for a more complete understanding of the underlying trends in the company’s business. However, these measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles (“GAAP”).
“Operating income” is an internal performance measure used by the company in the management of its operations and represents after-tax operational results excluding, as applicable, net realized investment gains or losses and foreign exchange gains or losses. The company excludes net realized investment gains or losses and net foreign exchange gains or losses from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. The company believes these amounts are largely independent of its business and underwriting process and including them may distort the analysis of trends in its insurance and reinsurance operations. In addition to presenting net income determined in accordance with GAAP, the company believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze the company’s results of operations in a manner similar to how management analyzes the company’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income.
The company has included “diluted book value per share” because it takes into account the effect of dilutive securities; therefore, the company believes it is a better measure of calculating shareholder returns than book value per share.
“Annualized net income return on average equity” (“ROAE”) is calculated using average equity, excluding the average after tax unrealized gains or losses on investments. Unrealized gains (losses) on investments are primarily the result of interest rate movements and the resultant impact on fixed income securities. Such gains (losses) are not related to management actions or operational performance, nor are they likely to be realized. Therefore, the company believes that excluding these unrealized gains (losses) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. In calculating ROAE, the net income (loss) available to shareholders for the period is multiplied by the number of such periods in a calendar year in order to arrive at annualized net income (loss) available to shareholders. The company presents ROAE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.
“Annualized operating return on average equity” is calculated using operating income (as defined above and annualized in the manner described for net income (loss) available to shareholders under ROAE above), and average equity, excluding the average after tax unrealized gains (losses) on investments. Unrealized gains (losses) are excluded from equity for the reasons outlined in the annualized return on average equity explanation above.
Reconciliations of these financial measures to their most directly comparable GAAP measures are included in the attached tables.
About Allied World Assurance Company
Allied World Assurance Company Holdings, Ltd, through its insurance subsidiaries, is a global provider of insurance and reinsurance solutions, offering superior client service through offices in Bermuda, the United States and Europe. Our insurance subsidiaries are rated A (Excellent) by A.M. Best Company and A- (Strong) by Standard & Poor’s. Our Bermuda and U.S. insurance subsidiaries are rated A2 (Good) by Moody’s Investors Service. For further information on Allied World Assurance Company, please visit our website at www.awac.com.
Cautionary Statement Regarding Forward-Looking Statements
Any forward-looking statements made in this press release reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; investigations of market practices and related settlement terms; negative rating agency actions; the adequacy of our loss reserves; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in thousands of United States dollars, except share and per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Revenues:
Gross premiums written	$276,253	$362,478	$1,245,208	$1,378,914
Premiums ceded	(56,956)	(64,462)	(281,480)	(283,057)

Net premiums written	219,297	298,016	963,728	1,095,857
Change in unearned premiums	64,362	19,743	(90,384)	(163,638)

Net premiums earned	283,659	317,759	873,344	932,219
Net investment income	76,133	61,407	222,718	178,351
Net realized investment losses	(4,196)	(9,080)	(12,161)	(24,488)

Total revenue	355,596	370,086	1,083,901	1,086,082

Expenses:
Net losses and loss expenses	173,246	180,934	515,466	566,738
Acquisition costs	29,198	37,785	90,266	106,920
General and administrative expenses	36,050	25,640	103,685	72,218
Interest expense	9,481	9,529	28,337	23,056
Foreign exchange gain	(976)	(561)	(412)	(491)

Total expenses	246,999	253,327	737,342	768,441

Income before income taxes	108,597	116,759	346,559	317,641
Income tax (recovery) expense	(362)	2,774	392	3,164

NET INCOME	$108,959	$113,985	$346,167	$314,477

PER SHARE DATA:
Basic earnings per share	$1.80	$1.95	$5.73	$5.94
Diluted earnings per share	$1.72	$1.89	$5.51	$5.76
Weighted average common shares outstanding	60,413,019	58,376,307	60,381,867	52,900,664
Weighted average common shares and common share equivalents outstanding	63,250,024	60,451,643	62,808,186	54,577,445
Dividends declared per share	$0.15	$—	$0.45	$—

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in thousands of United States dollars, except share and per share amounts)

	As of	As of
	September 30,	December 31,
	2007	2006

ASSETS:
Fixed maturity investments available for sale, at fair value (amortized cost:2007: $5,984,929; 2006: $5,188,379)	$6,022,625	$5,177,812
Other invested assets available for sale, at fair value (cost: 2007: $280,696; 2006: $245,657)	310,715	262,557

Total investments	6,333,340	5,440,369
Cash and cash equivalents	329,862	366,817
Restricted cash	46,903	138,223
Securities lending collateral	795,486	304,742
Insurance balances receivable	320,070	304,261
Prepaid reinsurance	178,951	159,719
Reinsurance recoverable	674,398	689,105
Accrued investment income	44,223	51,112
Deferred acquisition costs	123,932	100,326
Intangible assets	3,920	3,920
Balances receivable on sale of investments	7,951	16,545
Net deferred tax assets	3,661	5,094
Other assets	42,032	40,347

Total assets	$8,904,729	$7,620,580

LIABILITIES:
Reserve for losses and loss expenses	$3,831,962	$3,636,997
Unearned premiums	923,413	813,797
Unearned ceding commissions	30,822	23,914
Reinsurance balances payable	57,994	82,212
Securities lending payable	795,486	304,742
Balances due on purchase of investments	123,482	—
Senior notes	498,655	498,577
Accounts payable and accrued liabilities	30,140	40,257

Total liabilities	$6,291,954	$5,400,496

SHAREHOLDERS’ EQUITY:
Common stock, par value $0.03 per share, issued and outstanding 2007: 60,424,795 shares; 2006: 60,287,696 shares	1,812	1,809
Additional paid-in capital	1,839,849	1,822,607
Retained earnings	708,197	389,204
Accumulated other comprehensive income: net unrealized gains on investments, net of tax	62,917	6,464

Total shareholders’ equity	2,612,775	2,220,084

Total liabilities and shareholders’ equity	$8,904,729	$7,620,580

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONSOLIDATED SEGMENT DATA
(Expressed in thousands of United States dollars, except for ratio information)

Quarter Ended September 30, 2007	Property	Casualty	Reinsurance	Total

Gross premiums written	$60,192	$122,212	$93,849	$276,253
Net premiums written	32,400	92,917	93,980	219,297
Net premiums earned	44,246	114,977	124,436	283,659
Net losses and loss expenses	(29,271)	(71,369)	(72,606)	(173,246)
Acquisition costs	811	(2,927)	(27,082)	(29,198)
General and administrative expenses	(8,421)	(17,876)	(9,753)	(36,050)

Underwriting income	7,365	22,805	14,995	45,165
Net investment income				76,133
Net realized investment losses				(4,196)
Interest expense				(9,481)
Foreign exchange gain				976

Income before income taxes				$108,597

GAAP Ratios:
Loss and loss expense ratio	66.2%	62.1%	58.4%	61.1%
Acquisition cost ratio	(1.8%)	2.5%	21.8%	10.3%
General and administrative expense ratio	19.0%	15.6%	7.8%	12.7%

Combined ratio	83.4%	80.2%	88.0%	84.1%

Quarter Ended September 30, 2006	Property	Casualty	Reinsurance	Total

Gross premiums written	$88,150	$144,576	$129,752	$362,478
Net premiums written	40,855	127,893	129,268	298,016
Net premiums earned	46,576	135,186	135,997	317,759
Net losses and loss expenses	(28,917)	(78,979)	(73,038)	(180,934)
Acquisition costs	373	(7,301)	(30,857)	(37,785)
General and administrative expenses	(6,273)	(12,894)	(6,473)	(25,640)

Underwriting income	11,759	36,012	25,629	73,400
Net investment income				61,407
Net realized investment losses				(9,080)
Interest expense				(9,529)
Foreign exchange gain				561

Income before income taxes				$116,759

GAAP Ratios:
Loss and loss expense ratio	62.1%	58.4%	53.7%	56.9%
Acquisition cost ratio	(0.8%)	5.4%	22.7%	11.9%
General and administrative expense ratio	13.5%	9.6%	4.8%	8.1%

Combined ratio	74.8%	73.4%	81.2%	76.9%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONSOLIDATED SEGMENT DATA
(Expressed in thousands of United States dollars, except for ratio information)

Nine Months Ended September 30, 2007	Property	Casualty	Reinsurance	Total

Gross premiums written	$318,520	$435,492	$491,196	$1,245,208
Net premiums written	137,479	335,182	491,067	963,728
Net premiums earned	137,055	363,101	373,188	873,344
Net losses and loss expenses	(70,285)	(222,644)	(222,537)	(515,466)
Acquisition costs	374	(13,998)	(76,642)	(90,266)
General and administrative expenses	(24,341)	(49,894)	(29,450)	(103,685)

Underwriting income	42,803	76,565	44,559	163,927
Net investment income				222,718
Net realized investment losses				(12,161)
Interest expense				(28,337)
Foreign exchange gain				412

Income before income taxes				$346,559

GAAP Ratios:
Loss and loss expense ratio	51.3%	61.3%	59.6%	59.0%
Acquisition cost ratio	(0.3%)	3.9%	20.5%	10.3%
General and administrative expense ratio	17.8%	13.7%	7.9%	11.9%

Combined ratio	68.8%	78.9%	88.0%	81.2%

Nine Months Ended September 30, 2006	Property	Casualty	Reinsurance	Total

Gross premiums written	$374,830	$475,074	$529,010	$1,378,914
Net premiums written	152,808	414,812	528,237	1,095,857
Net premiums earned	141,633	400,488	390,098	932,219
Net losses and loss expenses	(86,965)	(258,993)	(220,780)	(566,738)
Acquisition costs	2,631	(23,575)	(85,976)	(106,920)
General and administrative expenses	(18,233)	(35,873)	(18,112)	(72,218)

Underwriting income	39,066	82,047	65,230	186,343
Net investment income				178,351
Net realized investment losses				(24,488)
Interest expense				(23,056)
Foreign exchange gain				491

Income before income taxes				$317,641

GAAP Ratios:
Loss and loss expense ratio	61.4%	64.7%	56.6%	60.8%
Acquisition cost ratio	(1.9%)	5.9%	22.0%	11.5%
General and administrative expense ratio	12.9%	8.9%	4.7%	7.7%

Combined ratio	72.4%	79.5%	83.3%	80.0%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED OPERATING INCOME RECONCILIATION
(Expressed in thousands of United States dollars, except share and per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Net income	$108,959	$113,985	$346,167	$314,477
Net realized investment losses	4,196	9,080	12,161	24,488
Foreign exchange gain	(976)	(561)	(412)	(491)

Operating income	$112,179	$122,504	$357,916	$338,474

Weighted average common shares outstanding:
Basic	60,413,019	58,376,307	60,381,867	52,900,664
Diluted	63,250,024	60,451,643	62,808,186	54,577,445

Basic per share data:
Net income	$1.80	$1.95	$5.73	$5.94
Net realized investment losses	0.08	0.16	0.20	0.47
Foreign exchange gain	(0.02)	(0.01)	(0.00)	(0.01)

Operating income	$1.86	$2.10	$5.93	$6.40

Diluted per share data
Net income	$1.72	$1.89	$5.51	$5.76
Net realized investment losses	0.07	0.15	0.19	0.45
Foreign exchange gain	(0.02)	(0.01)	(0.00)	(0.01)

Operating income	$1.77	$2.03	$5.70	$6.20

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED DILUTED BOOK VALUE PER SHARE RECONCILIATION
(Expressed in thousands of United States dollars, except share and per share amounts)

	As of	As of
	September 30,	December 31,
	2007	2006
Price per share at period end	$51.91	$43.63
Total shareholders’ equity	2,612,775	2,220,084
Basic common shares outstanding	60,424,795	60,287,696
Add: unvested restricted share units	822,450	704,372
Add: Long-Term Incentive Plan (LTIP) share units	886,251	342,501
Add: dilutive options/warrants outstanding	6,738,093	6,695,990
Weighted average exercise price per share	$33.61	$33.02
Deduct: options bought back via treasury method	(4,362,729)	(5,067,534)

Common shares and common share equivalents outstanding	64,508,860	62,963,025

Basic book value per common share	$43.24	$36.82
Diluted book value per common share	$40.50	$35.26

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED ANNUALIZED RETURN ON SHAREHOLDERS’ EQUITY RECONCILIATION
(Expressed in thousands of United States dollars, except for percentage information)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Opening shareholders’ equity	$2,418,186	$1,565,062	$2,220,084	$1,420,266
Add/deduct: accumulated other comprehensive loss/(income)	25,663	83,144	(6,464)	25,508

Adjusted opening shareholders’ equity	2,443,849	1,648,206	2,213,620	1,445,774

Closing shareholders’ equity	2,612,775	2,094,872	2,612,775	2,094,872
Deduct: accumulated other comprehensive income	(62,917)	(3,447)	(62,917)	(3,447)

Adjusted closing shareholders’ equity	2,549,858	2,091,425	2,549,858	2,091,425

Average shareholders’ equity	$2,496,854	$1,869,816	$2,381,739	$1,768,600

Net income available to shareholders	$108,959	$113,985	$346,167	$314,477
Annualized net income available to shareholders	435,836	455,940	461,556	419,303
Annualized return on average shareholders’ equity — net income available to shareholders	17.5%	24.4%	19.4%	23.7%

Operating income available to shareholders	$112,179	$122,504	$357,916	$338,474
Annualized operating income available to shareholders	448,716	490,016	477,221	451,299
Annualized return on average shareholders’ equity - operating income available to shareholders	18.0%	26.2%	20.0%	25.5%

     For further information, please contact:

Investor Contact:	Media Contact:
Keith J. Lennox	Jamie Tully/Susan Burns
Allied World Assurance Company Holdings, Ltd	Sard Verbinnen & Co
212-635-5319	212-687-8080
keith.lennox@awac.com	jtully@sardverb.com
sburns@sardverb.com